Exhibit 5.1

[JONES DAY LETTERHEAD]

April 24, 2015

Frontier Communications Corporation

3 High Ridge Park

Stamford, Connecticut 06905

Re:	Registration Statement on Form S-8 of Frontier Communications Corporation

Ladies and Gentlemen:

We have acted as counsel to Frontier Communications Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) relating to an aggregate of 10,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.25 per share, issuable by the Company in accordance with (1) the Frontier Communications 401(k) Savings Plan and (2) the Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates (collectively, the “Plans”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and upon issuance in accordance with the Plans will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Jones Day